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                                                                    EXHIBIT 99.9

FOR IMMEDIATE RELEASE

                          PTSC ANNOUNCES NEW OFFICERS

SAN DIEGO--Aug. 6, 2001--PTSC (Patriot Scientific Corp.) (OTCBB:PTSC - news) today announced changes in the executive management of the company.

Donald Bernier, who has been a member of the PTSC board since 1995, has been elected chairman of the board and chief executive officer, replacing Richard Blum who has been relieved of his responsibilities as chairman of the board, CEO and president, to enable him to pursue other interests.

Bernier is the owner and president of Compunetics Inc., a company based in Troy, Mich., that he founded in 1971. Compunetics engages in contract research and development, specializing in microelectronics primarily for the automotive industry.

The board of directors has appointed three experienced officers to function in the position of president. In that capacity, they will report to Bernier in managing and conducting the business of the company consistent with policies established by the board of directors while continuing to fulfill their existing responsibilities. This team consists of Lowell W. Giffhorn, executive vice president and chief financial officer, Miklos B. Korodi, vice president and director of sales and marketing, and Serge J. Miller, vice president and director of engineering.

Carlton M. Johnson Jr., an in-house attorney for Swartz Institutional Finance of Atlanta, has been appointed to the PTSC board of directors. His responsibilities and experience have included securities matters and general corporate law, including commercial litigation.

Dr. Patrick Nunally will continue as vice president and chief technical officer, and David H. Pohl will continue as vice president of administration and corporate secretary for the company. Giffhorn and Pohl will also continue as members of the board of directors.

Founded in 1987, PTSC designs, markets and manufactures advanced microprocessor technology aimed at the World Wide Web and Internet appliances as well as traditional embedded systems markets. IGNITE I is the first embedded microprocessor available based on Removed Operand Set Computer (ROSC) architecture. For more information on PTSC, visit http://www.ptsc.com.

IGNITE I is a trademark of PTSC. All other names and trademarks are the property of their respective owners.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with the effect of changing economic conditions, trends in the products markets, variations in the company's cash flow, market acceptance risks, technical development risks,
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seasonality and other risk factors detailed in the company's Securities and
Exchange Commission filings.

Contact:

     PTSC, San Diego
     Investor Relations, 858/674-5016
           or
     Trade Press Relations
     Mike Korodi, 858/674-5000, ext. 224
     mkorodi@ptsc.